EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
     We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-141295, 333-144054 and 333-75798) and Form S-8 (No. 333-144851, 333-115183 and 333-49012) of Endwave Corporation of our report dated March 19, 2009 relating to the consolidated financial statements and financial statement schedule, which appears in this Form 10-K.
/s/ Burr, Pilger & Mayer LLP
San Jose, California
March 19, 2009